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                                                                    Exhibit 3.03

               CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS,
                     PREFERENCES AND RIGHTS OF THE SERIES OF
                             THE PREFERRED STOCK OF
                           I.C. ISAACS & COMPANY, INC.
                                TO BE DESIGNATED
                      SERIES A CONVERTIBLE PREFERRED STOCK


         I.C. Isaacs & Company, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, by unanimous consent of directors dated November 1, 1999, duly adopted the following resolution providing for the establishment and issuance of a series of Preferred Stock to be designated "Series A Convertible Preferred Stock" and to consist of 3,300,000 shares, as follows:

         WHEREAS, under Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation is permitted to authorize the issuance of one or more classes of its preferred stock with the designations, preferences, and relative participating, optional, or other rights and qualifications, limitations, or restrictions as may be fixed by the board of directors;

         WHEREAS, the directors deem it advisable to issue a new series of the preferred stock at this time, and have determined to give the new series, to be denominated Series A Convertible Preferred Stock (the "Preferred Stock"), the attributes set forth in the following resolution:

         RESOLVED, that the number of shares of Preferred Stock of the Corporation is 3,300,000 shares.

         RESOLVED, that except as expressly set forth herein, shares of Preferred Stock and shares of Common Stock shall have all of the same preferences, rights (including rights to dividends) and voting powers, shall be identical in all respects and will entitle the holders thereof to the same rights and privileges. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Preferred Stock:

                  (1) The shares of Preferred Stock shall not be entitled to vote on any matters to be voted upon by the stockholders of the Corporation except as specifically set forth herein. The holders of the Preferred Stock shall vote as a separate class and the affirmative votes of shareholders holding, in the aggregate, a majority of the outstanding Preferred Stock shall be required for (i) the creation of an equity security senior to the Preferred Stock or (ii) the amendment of the


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         Certificate of Incorporation or Bylaws of the Corporation to the
         material detriment of the Preferred Stock.

                  (2) The Corporation may redeem at any time and from time to time any or all of the Preferred Stock at a redemption price of $1.00 per share.

                  (3) Unredeemed shares of Preferred Stock shall be convertible, at the option of the holder, for a sixty (60) day period beginning on October 1, 2003, into a promissory note of the Corporation in a principal amount equal to $1.00 multiplied by the total number of shares of Preferred Stock converted by such holder, with interest thereafter at an annual rate of interest of 12%, payable in four (4) equal quarterly installments of principal and interest beginning January 1, 2004.

                  (4) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distribution of the net assets of the Corporation remaining after payment or provision for payment of the debts and other liabilities of the Corporation shall be made as follows: (i) first pro rata to each holder of Preferred Stock an amount up to $1.00 per share of Preferred Stock held by such holder plus any declared but unpaid dividends with respect to shares of Preferred Stock held by such holder and (ii) then pro rata to the holders of the Common Stock.


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         IN WITNESS WHEREOF, the undersigned does make, file and record this
Certificate of Designation and does hereby certify that the facts herein stated are true, and accordingly hereto sets his hand this 5th day of November, 1999.


                                             /s/ Robert J. Arnot
                                             ----------------------------------
                                             Robert J. Arnot, President and CEO



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